Exhibit 10.3

March 10, 2025

Dear Alex,

We are pleased to offer you the position of Chief Operating Officer with Beyond, Inc. (“Beyond”).

The following is a summary of your compensation, benefits, and the terms and conditions of our employment offer:

Start Date: March 10, 2025

Employment Status: Full time, Exempt

Cash Salary Compensation: $13,461.54 per pay period, ($350,000 annually)

In order to receive the full annual amount of $350,000, you must be employed for all 26 pay periods.

Cash Bonus Plan: In addition to your base salary, you may be eligible to earn, for each fiscal year at the Company ending during the term of your employment with the Company, an annual cash bonus, as approved from time to time by the Company’s Board of Directors or Compensation Committee. Your “target” annual bonus for 2025 is currently set at 50% of your base salary. ($175,000) Your actual annual bonus will be determined on the basis of such Company and individual performance criteria established by the Board of Directors or Compensation Committee in accordance with the terms and conditions of any bonus plan adopted from time to time. Your annual bonus will be paid between January 1 and April 1 of the calendar year following the year to which it relates. Except as otherwise provided in the Severance Plan (as defined below), you must be employed by the Company on the date of payment of such annual bonus in order to be eligible to receive such annual bonus.

Equity: We will propose that you receive an incremental equity award of $200,000 comprised of $100,000 of restricted stock units (“RSUs”) and $100,000 of performance stock units (“PSUs”) under the terms of the Company’s 2005 Equity Incentive Plan (“EIP”) and the forms of the applicable award agreements which set forth the service periods and performance targets required for the awards to vest, which RSUs and PSUs will be subject to and conditional upon all required targets being achieved and necessary corporate approvals being obtained. (Incremental to the $400,000 of equity awards granted on 2/4/2025) Consistent with the EIP you may be eligible for refresh awards to be approved by the Board or Compensation Committee at their discretion

Report to: Adrianne Lee, President & CFO of Beyond Inc.

Work Location: Beyond’s corporate offices: Salt Lake City, Utah

Flexible Time Away: Unaccrued, paid time off to be used (without set limits) for purposes such as vacation, relaxation, personal or family needs, and for absences governed by Company leave policies. (subject to the limits specified in those policies)

You will continue to be eligible to participate in the following benefits.

•Medical
•Dental
•Vision
•Supplemental Life and AD&D
•Voluntary Accident, Critical illness, Hospital Indemnity
•Flexible Spending Accounts (FSA)
•Health Savings Account (HSA)
•Prepaid Legal Services
•Basic Life and AD&D- Company Paid
•Short/Long Term Disability- Company Paid
•Employee Assistance Program (EAP)- Company Paid
•Employee Wellness
•Welcome Rewards

You will continue to be eligible to participate in the Beyond 401(k) Plan pursuant to the terms and conditions of such plan.

At-Will Employment; Severance Plan: Beyond, Inc. is an at-will employer. Nothing in this offer shall limit the right of Beyond, Inc. or yourself to terminate the employment relationship. Notwithstanding the foregoing, you may be entitled to severance upon certain qualifying terminations of employment, as outlined in the Company’s Key Employee Severance Plan (the “Severance Plan”). You will continue your designation as a Tier 3 Participant (as defined in the Severance Plan) in the Severance Plan and you’re understanding that you agree to all the terms and conditions of the Severance Plan.

Compliance with Confidentiality Information Agreement and Company Policies: In connection with your employment with the Company, you will receive and have access to Company confidential information and trade secrets. Accordingly, as a condition to your employment with the Company, you agree to continue complying with your obligations set out in the Company’s standard form of Employee Confidentiality, Confidential Information and Invention Assignment and Arbitration Agreement (the “Confidentiality Agreements”), previously entered into by you. In addition, you are required to abide by the Company’s policies and procedures (including but not limited to the Company’s employee handbook), as adopted or modified from time to time within the Company’s discretion, and acknowledge in writing that you have read and will comply with such policies and procedures (and provide additional such acknowledgements as such policies and procedures may be modified from time to time). The Company may modify, revoke, suspend or terminate any of the policies and/or procedures at any time, with or without notice.

Nothing in this Agreement or the Confidentiality Agreements shall prevent you from (i) communicating directly with, cooperating with, or providing information to, or receiving financial awards from, any federal, state or local government agency, including without limitation the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice, the U.S. Equal Employment Opportunity Commission, or the U.S.

National Labor Relations Board, without notifying or seeking permission from the Company, (ii) exercising any rights you may have under Section 7 of the U.S. National Labor Relations Act, such as the right to engage in concerted activity, including collective action or discussion concerning wages or working conditions, or (iii) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that you have reason to believe is unlawful. In addition, you acknowledge receipt of the following notice of immunity rights under the U.S. Defend Trade Secrets Act, which states: “(1) An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose a trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal, and (B) does not disclose a trade secret, except pursuant to court order.”

Protection of Third-Party Information: By signing this Agreement, you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty to or duties for the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. You agree not to make any unauthorized disclosure or use, on behalf of the Company, of any confidential information belonging to any of your former employers. You also represent that you are not in unauthorized possession of any materials containing a third party’s confidential and proprietary information.

Indemnification: During your employment you shall be subject to and covered by a written indemnification agreement between you and the Company in the form applicable to the Company’s executive officers, which form will be provided to you prior to your start date (the “Indemnification Agreement”).

Tax Matters; Withholding: All amounts payable to you by the Company will be subject to applicable tax withholding. Section 6(a) of the Severance Plan (“Application of Section 409A”) is hereby incorporated herein by reference (as are any defined terms from the Severance Plan used in such section) (with references to the “Plan” in such section amended to refer to this “Agreement” and references to “Participant” amended to refer to you).

Governing Law: The validity, interpretation, construction and performance of this Agreement, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of State of Utah, without giving effect to principles of conflicts of law.

Entire Agreement: You acknowledge and agree that as of your execution of this Agreement, your sole entitlement to any compensation or benefits from the Company will be as set forth in this Agreement. This Agreement, together with the Confidentiality Agreements, the Indemnification Agreement and the documents governing any equity awards granted to you, sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between you and the Company relating to the subject matter hereof. No amendment or modification to this Agreement shall be effective unless it is in writing and signed by an authorized officer of the Company and by you.

Counterparts: This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Facsimile and electronic image signatures (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) will be deemed an original and valid signature.

Please sign below and return this document via Adobe Sign. If you have any questions, please contact me directly. We look forward to working with you.

Sincerely,	I accept the above terms of employment.
/s/ ROB CARPENTER	/s/ ALEX THOMAS	3/18/2025
Rob Carpenter	Alex Thomas	Date
Head of HR & Facilities

CONFIDENTIAL – PROPERTY OF BEYOND, INC. the existence and terms of this letter and all related communications are confidential and intended only for your personal and family consideration.